Exhibit 99.1

Contacts:
Rachael Scherer
Medtronic Investor Relations
763-505-2694

Rob Clark
Medtronic Vascular Public Relations
707-591-7979

F O R   I M M E D I A T E   R E L E A S E

MEDTRONIC AGREES TO ACQUIRE ASSETS OF TRANSVASCULAR, INC.,

MAKER OF NEXT-GENERATION VASCULAR DEVICES

TransVascular’s CrossPoint® TransAccess® Catheter System Provides a Flexible Platform for Highly Targeted Vascular Procedures

SANTA ROSA, Calif., August 11, 2003 — Medtronic, Inc. (NYSE: MDT) today announced the execution of an agreement to purchase substantially all of the assets of TransVascular, Inc., a privately-held, Palo Alto, Calif.-based company that has developed a proprietary platform delivery technology for several current and potential intravascular procedures, including the potential ability to deliver therapeutic agents, including cells, genes and drugs to precise locations within the vascular architecture.  Financial terms of the transaction were not disclosed.

TransVascular was founded in 1996 and employs approximately 45 people.  The company pioneered the development of the CrossPoint® TransAccess® Catheter System, a platform technology that incorporates phased array IVUS (IntraVascular UltraSound) imaging and a proprietary needle delivery system.  This combination of technologies has the potential to facilitate a variety of current and potential procedures and therapies throughout the body.

One potential application of the CrossPoint TransAccess technology addresses the repair of heart tissue that results from the more than 1.5 million heart attacks suffered annually.  In this potential use, the CrossPoint TransAccess platform is used to deliver cells (skeletal myoblasts or bone marrow-derived stem cells) precisely to damaged portions of the heart, where the cells could serve to regenerate and restore the tissue.  Early animal studies suggest that TransVascular’s TransAccess device has been successful in accurately deploying autologous bone marrow-derived stem cells, generating new cells, and improving heart tissue (Journal of the American College of Cardiology, June 4, 2003, Percutaneous Transvenous Cellular Cardiomyoplasty).

“We believe that TransVascular’s technology has the potential to create a new standard for the capabilities of vessel access and delivery devices, further expanding the array of therapies and treatments that are possible through the vascular architecture,” said Bill Hawkins, president, Medtronic Vascular.  “There is particular promise in the area of localized cell, gene and drug delivery throughout the vascular architecture, and this strategic acquisition further underscores Medtronic’s commitment to advance the use of combined biologic and device therapies to treat a host of diseases and conditions.  Furthermore, we are excited about the future work we will undertake in this area, as we work with the many exceptional biotech firms that have collaborated with TransVascular in pursuit of combination biologic and device therapies.”

“We are pleased to join Medtronic and welcome the opportunity to work within the world’s leading medical technology company to further develop and bring to market a new class of delivery technologies,” said Wick Goodspeed, president and chief executive officer, TransVascular.  “We are excited by Medtronic’s leadership and commitment to combine genes, cells and drugs with medical devices in order to broaden the number of potential treatment options.  We believe that their support of this concept, combined with our development efforts to-date, could result in promising new therapies and will advance our shared vision of restoring and extending the lives of patients.”

Medtronic will continue to market and develop TransVascular’s Crosspoint TransAccess Catheter System for both currently approved and future vascular procedures.  The CrossPoint TransAccess Catheter received FDA 510K clearance in 2002 and is indicated to facilitate the positioning and placement of catheters within the peripheral vasculature.

                Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.  Medtronic Vascular is committed to being the world leader in the prevention, treatment, and cure of diseases throughout the vascular architecture.  Medtronic Vascular is headquartered in Santa Rosa, Calif.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 25, 2003.  Actual results may differ materially from anticipated results.